Exhibit 4.4

AMENDMENTS TO ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

EMPLOYEE STOCK PURCHASE PLAN (the “Plan”)

1. All references in the Plan to “Allscripts Healthcare Solutions, Inc.” hereby are deleted and replaced with “Allscripts-Misys Healthcare Solutions, Inc.”

2. The definition of “Compensation” set forth in Section 2 of the Plan hereby is amended by adding the following at the end thereof:

“and applied uniformly to all Participants with respect to the applicable offering.”

3. Section 7 of the Plan hereby is amended to add the following sentence at the end thereof:

“7. Grant of Option. On each Purchase Date, each Participant in an Offering Period shall be granted an Option to purchase on such Purchase Date a number of full Shares determined by dividing such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s Purchase Account as of the Purchase Date by the applicable Purchase Price.”

4. The definition of “Offering Period” set forth in Section 2 of the Plan hereby is amended and restated to read in its entirety as follows:

“Offering Period means every three (3) month period beginning each March 1, June 1, September 1 and December 1 or such other period designated by the Committee.”

5. Section 8 of the Plan hereby is amended by inserting the following sentence immediately following the second sentence thereof:

“All other payroll deductions accumulated in a Participant’s Purchase Account and not used to purchase Shares on an Exercise Date shall be distributed to the Participant.”

6. Section 8 of the Plan hereby is amended to add the following sentence at the end thereof:

“The Company shall satisfy the exercise of all Participants’ Options for the purchase of Shares through the Company’s purchase of Shares from the open market and not through the issuance of new Shares.”

7. Section 9 of the Plan hereby is amended and restated to read in its entirety as follows:

“9. Approval by Shareholders. The amendment to the Plan to increase the number of Shares available from Two Hundred Fifty Thousand (250,000) Shares to Five

Hundred Thousand (500,000) Shares shall be submitted to the shareholders of the Company for approval within twelve (12) months after the date such amendment is adopted by the Board. Such shareholder approval may be obtained at a duly held shareholders’ meeting by the affirmative vote of the holders of a majority of the Shares of the Company present at the meeting or represented and entitled to vote thereon. If such shareholder approval is not obtained, then the Plan shall terminate as of the 12-month anniversary of the date such amendment is adopted by the Board, and any Shares theretofore purchased under the Plan shall be treated as having been purchased under a plan that is not qualified under Section 423 of the Code.”

8. The first sentence of Section 14(b) of the Plan hereby is amended and restated to read in its entirety as follows:

“Subject to adjustment upon changes in capitalization of the Company as provided in Section 17 hereof, the maximum number of Shares which shall be made available for sale under the Plan for Offering Periods ending after December 31, 2009 shall be Two Hundred Fifty Thousand (250,000) Shares.”

9. The Subsidiaries listed on Schedule A to the Plan hereby are deleted and replaced with the following “AllscriptsMisys, LLC”.

As adopted by the Board of Directors on January 6, 2010.

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